                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14c of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                            New England Zenith Fund
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[_]  Check box if any part of the fee is offset as provided by Exchange
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

                            NEW ENGLAND ZENITH FUND

                                Balanced Series

                             INFORMATION STATEMENT

  This Information Statement is being furnished by the Board of Trustees (the "Trustees") of New England Zenith Fund (the "Trust") to the shareholders of the Balanced Series (the "Series"). This Information Statement is being mailed to shareholders beginning on or about July 28, 2000 to all of the Series' shareholders of record as of the close of business on June 30, 2000 (the "Shareholders"). A copy of the Annual Report of the Trust for the fiscal year ended December 31, 1999 may be obtained without charge by calling (800) 356-5015.

  NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I. INTRODUCTION

  The Trust is a diversified, open-end management investment company organized in 1987 as a business trust under the laws of The Commonwealth of Massachusetts. The Trust is a series type company with sixteen investment portfolios. The Series is one of those portfolios. New England Investment Management, Inc. ("NEIM") acts as adviser to the Series. Prior to May 1, 2000, Loomis, Sayles & Company, L.P. ("Loomis Sayles") acted as subadviser to the Series pursuant to a subadvisory agreement dated August 30, 1996 between Loomis Sayles and NEIM (the "Previous Subadvisory Agreement").

  On March 13, 2000, the Trustees approved a new subadvisory agreement (the "New Subadvisory Agreement") between NEIM and Wellington Management Company, LLP ("Wellington") with respect to the Series, which took effect as of May 1, 2000. In connection with the appointment of Wellington pursuant to the New Subadvisory Agreement, the Trustees terminated the Previous Subadvisory Agreement, and as of May 1, 2000 Loomis Sayles no longer served as subadviser to the Series.

  The Investment Company Act of 1940, as amended (the "1940 Act") generally provides that an investment adviser or subadviser to a mutual fund may act as such only pursuant to a written contract which has been approved by a vote of the fund's shareholders, as well as by a vote of a majority of the trustees of the fund who are not parties to such contract or interested persons of any party to such contract. The Trust and NEIM, however, have received from the Securities and

Exchange Commission an exemption from the shareholder approval voting requirement in certain circumstances (the "SEC Exemption"). Under the SEC Exemption, NEIM is permitted, under specified conditions, to enter into new and amended subadvisory agreements for the management of the portfolio of a series of the Trust, including agreements with new subadvisers that are not affiliated persons of NEIM or the Trust, and agreements with existing subadvisers if there is a material change in the terms of the subadvisory agreement or if there is an "assignment," as defined in the 1940 Act, or other event causing termination of the existing subadvisory agreement, without obtaining the approval of the Trust's shareholders of such new or amended subadvisory agreement. Such agreements must nevertheless be approved by the Trustees, in accordance with the requirements of the 1940 Act. One of the conditions of the SEC Exemption is that within 90 days after entering into a new or amended subadvisory agreement without shareholder approval, such series of the Trust must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of the agreement. In accordance with the SEC Exemption, the Trust is furnishing this information statement to the Shareholders in order to provide information regarding the New Subadvisory Agreement.

II. THE AGREEMENTS

Advisory Agreement

  NEIM currently serves as investment adviser to the Series pursuant to an advisory agreement between NEIM and the Trust dated August 30, 1996, as amended on May 1, 2000 (the "Advisory Agreement"). The Advisory Agreement provides that NEIM will, subject to its rights to delegate such responsibilities to other parties, provide to the Series both portfolio management services and administrative services.

  Under the Advisory Agreement as in effect prior to May 1, 2000, a management fee was payable by the Series to NEIM at the annual rate of 0.70% of the Series' average daily net assets. For the fiscal year ended December 31, 1999, the aggregate management fee payable by the Series to NEIM under the Advisory Agreement was $1,386,037. In connection with the Trustees' review of NEIM's proposal to change subadviser of the Series, the Trustees on April 27, 2000 approved a recommendation of NEIM that the Advisory Agreement be amended and restated to provide that the management fee payable to NEIM by the Series thereunder be reduced to the annual rate of 0.70% of the first $200 million of the average daily net assets of the Series and 0.675% of the amount of such assets in excess of $200 million. No shareholder approval was required for this reduction, which took effect on May 1, 2000. There are no other substantive differences between the Advisory Agreement as in effect prior to May 1, 2000 and the Advisory Agreement as amended and restated as of May 1, 2000.

Description of Previous Subadvisory Agreement

  Under the Previous Subadvisory Agreement, NEIM delegated its portfolio management responsibilities for the Series to Loomis Sayles. The Previous Subadvisory Agreement required Loomis Sayles to manage the investment and reinvestment of the assets of the Series, subject to the supervision of NEIM. Under the terms of the Previous Subadvisory Agreement, Loomis Sayles was authorized to effect portfolio transactions for the Series, using its own discretion and without prior consultation with NEIM. Loomis Sayles also was required to report periodically to NEIM and the Trustees.

  Under the Previous Subadvisory Agreement, an investment advisory fee was payable by NEIM to Loomis Sayles at the annual rate of 0.50% of the first $25 million of the Series' average daily net assets, 0.40% of the next $75 million of such assets and 0.30% of such assets in excess of $100 million. For the fiscal year ended December 31, 1999, the aggregate investment advisory fee payable by NEIM to Loomis Sayles under the Previous Subadvisory Agreement was $719,017. The Series paid no fee to Loomis Sayles under the Previous Subadvisory Agreement.

  The Trustees most recently approved the continuation of the Previous Subadvisory Agreement for a one-year period at a meeting held on June 17, 1999. Shareholders of the Series approved the Previous Subadvisory Agreement at a meeting held on December 28, 1995. The purpose of the submission of the Previous Subadvisory Agreement for shareholder approval at such time was to approve its continuance following the merger of NEIM's former parent company, New England Life Insurance Company, with and into Metropolitan Life Insurance Company ("MetLife").

Description of New Subadvisory Agreement

  The New Subadvisory Agreement requires Wellington to manage the investment and reinvestment of the assets of the Series, subject to the supervision of NEIM. Under the terms of the New Subadvisory Agreement, which NEIM entered into with Wellington at no extra cost to the Series, Wellington is authorized to effect portfolio transactions for the Series in the discretion of Wellington and without prior consultation with NEIM. Wellington is required to report periodically to NEIM and the Trustees. Under the New Subadvisory Agreement, NEIM compensates Wellington at an annual rate of 0.325% of the first $100 million of the Series' average daily net assets, 0.275% of the next $100 million of such assets and 0.25% of such assets in excess of $200 million.

  The New Subadvisory Agreement provides that it will continue in effect for two years from its date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Series and (ii) by vote of a majority of the Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Trust, NEIM or Wellington, cast in person at a meeting called for the purpose of voting on such approval. Any amendment to the New Subadvisory Agreement must be approved by NEIM and Wellington and, if required by law, by vote of a majority of the Trustees who are not interested persons of the Trust, NEIM or Wellington, cast in person at a meeting called for the purpose of voting on such approval, and/or by vote of a majority of the outstanding voting securities of the Series.

  The New Subadvisory Agreement may be terminated without penalty (i) by vote of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, NEIM or Wellington, or by vote of a majority of the outstanding voting securities of the Series, upon sixty days' written notice to Wellington, (ii) by Wellington upon sixty days' written notice to NEIM and the Trust, or (iii) if approved by the Board of Trustees, by NEIM upon sixty days' written notice to Wellington. The New Subadvisory Agreement terminates automatically in the event of its assignment or upon the termination of the Advisory Agreement.

  The New Subadvisory Agreement provides that Wellington and its officers, partners, managing directors, employees, affiliates or agents (the "Indemnified Parties") shall not be subject to any liability in connection with the performance of services thereunder in the absence of a violation of law, willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party's duties or by reason of reckless disregard by any Indemnified Party of its obligations and duties thereunder. Furthermore, NEIM has agreed to indemnify Wellington for any loss (i) arising from shareholder claims that are not based upon the obligations of Wellington with respect to the Series under the New Subadvisory Agreement or (ii) resulting from the failure of NEIM to inform Wellington of certain insurance restrictions or changes therein.

Comparison of Previous and New Subadvisory Agreements

  The New Subadvisory Agreement is substantially similar to the Previous Subadvisory Agreement, except (1) references to Loomis Sayles have been changed to references to Wellington; (2) the New Subadvisory Agreement provides for a lower subadvisory fee schedule than did the Previous Subadvisory Agreement; (3) NEIM is not permitted to use Wellington's name in any marketing, promotional or other documents without Wellington's prior consent to each use; and (4) certain other minor differences. If the New Subadvisory Agreement had been in effect during the fiscal year ended December 31, 1999, the subadvisory fee payable by NEIM would have been $593,973, or 17.39% less than the $719,017 that was payable to Loomis Sayles under the Previous Subadvisory Agreement for this period. The advisory fee payable by the Series to NEIM would have been the same whether the New Subadvisory Agreement or the Previous Subadvisory Agreement had been in effect during the fiscal year ended December 31, 1999.

III. INFORMATION ABOUT WELLINGTON

Trustee Review

  Based on a review of the investment approach and investment practices used by Loomis Sayles in managing the Series' portfolio, the Series' performance record under Loomis Sayles' management, the performance record of Wellington in managing balanced accounts, and the performance of other balanced funds, NEIM recommended, and the Trustees determined, that it would be appropriate for Wellington to assume responsibility for the day-to-day management of the Series' portfolio. As a result, on March 13, 2000, the Trustees approved the termination of the Previous Subadvisory Agreement and approved the New Subadvisory Agreement, such termination and new agreement to take effect as of May 1, 2000.

  In connection with the change of subadviser, the Series' name was changed to "Balanced Series."

  In determining to approve the appointment of Wellington as subadviser to the Series, the Trustees considered numerous additional factors that they considered relevant, including the qualifications of Wellington and its personnel and their ability to provide portfolio management services to the Series. The Trustees also considered extensive information about the Series, Wellington's management style and Wellington's proposed approach to managing the Series' portfolio, including information about Wellington's organizational structure, investment and legal and compliance personnel, compliance procedures and financial condition. In addition, the Trustees considered Wellington's status as a respected investment adviser and the fact that the Previous Subadvisory Agreement and the New Subadvisory Agreement are substantially similar to each other, except for the lower subadvisory fee schedule under the New Subadvisory Agreement and the other differences noted previously.

  The Trustees also considered Wellington's policies for placing portfolio transactions of the Series with broker-dealers that furnish brokerage and research services to Wellington, as described below. The Trustees also took into account Wellington's substantial experience and reputation as a manager of equity and fixed income investments, and the prominence of the Wellington name in the marketplace for investment advice, as possible factors that might enhance the marketability of the insurance products that invest in the Series, and thus lead to growth in the size of the Series, although such growth cannot be assured.

  In addition, the Trustees considered that, in connection with the change of subadviser, the Advisory Agreement would be amended and restated to provide for a lower management fee payable by the Series (to the extent asset levels of the Series grow in the future to exceed $200 million).

  Based on this review, the Trustees concluded that it was appropriate and desirable for Wellington to assume responsibility for the management of the Series under the New Subadvisory Agreement.

Changes in Investment Style

  In managing the Series' portfolio pursuant to the Previous Subadvisory Agreement, Loomis Sayles was required to invest at least 25% of the assets of the Series in fixed-income securities, and had the flexibility to invest the remaining 75% of the assets of the Series in either equity or fixed-income securities. Loomis Sayles usually invested approximately 60-65% of the total assets of the Series in equity securities, and the remaining 35-40% of the total assets of the Series in fixed-income securities.

  Generally, the Series' equity holdings consisted of value stocks with a minimum market capitalization of $2 billion. When selecting equity securities for the Series, Loomis Sayles screened all market sectors for stocks with below-average price/earnings ratios (on the then upcoming year's earnings). Loomis Sayles then used a proprietary quantitative model to review each stock that it believed would improve its earnings and outlook and ranked each stock within that stock's industry group based on valuation, earnings momentum and balance sheet strength.

  In the Series' fixed-income portfolio, Loomis Sayles emphasized corporate bond investments for the fixed-income portfolio of the Series, although the overall portfolio included at one time or another a variety of securities, including U.S. Treasury and agency issues, mortgage-backed securities and asset backed securities. The selection process for corporate bonds involved bottom-up analysis in which individual securities were selected from Loomis Sayles' corporate credit universe of approximately 600 issuers. Holdings were limited to a maximum 5% position in any one credit issuer, no more than 50% in any one sector and no more than 20% in any one industry.

  Wellington manages the Series' portfolio using a substantially different investment style than Loomis Sayles used. The Series' total assets will be allocated 50% to 70% in equity securities and 30% to 50% in fixed-income securities. Wellington divides the Series' assets between equity and fixed-income securities based on Wellington's judgment of the projected investment environment for financial assets, relative fundamental values, the attractiveness of each asset category, and expected future returns of each asset category. Under normal market conditions, the duration of the Series' fixed income portfolio will be within one year of the average duration of the Lehman Aggregate Bond Index.

  Wellington invests the equity portfolio of the Balanced Series primarily in stocks of U.S. companies with larger market capitalizations (generally greater than

$6 billion) using a combination of top-down industry and sector analysis and bottom-up stock selection. Wellington attempts to identify sectors of the economy and industries which Wellington believes will grow faster than the U.S. economy. Wellington selects stocks for the Series that Wellington believes have the following attributes: leadership position within an industry; a strong balance sheet; a high return on equity; sustainable or increasing dividends; a strong management team; and a globally competitive position.

  Wellington also invests the fixed-income portfolio of the Series using a blend of top-down market analysis and bottom-up security analysis. The Series may invest in, among other securities: U.S. government bonds; mortgage-backed securities; Yankee bonds; and U.S. corporate bonds. Wellington may also invest up to 25% of the fixed-income portfolio in high yield debt and non-U.S. dollar bonds and up to 10% of the fixed-income portfolio in emerging market debt.

  Wellington may also invest in asset-backed securities and supranational bonds. Asset-backed securities are bonds and notes backed by certain assets, such as anticipated car loans or credit card payments. Supranational bonds are issued by organizations governed by representatives from different countries (e.g., the World Bank) to finance reconstruction and development projects around the world.

  Wellington has restructured the Series' portfolio to reflect Wellington's judgments as to valuation and stock selection. Wellington has notified the Trust that the estimated transaction costs of this restructuring did not exceed 1% of the Series' net asset value. Based on the Series' net asset value at May 1, 2000, these estimated costs were not in excess of approximately $1,720,000. Restructuring costs consisted primarily of brokerage fees and dealer spreads or markups related to purchasing and selling securities for the Series' portfolio. These amounts are treated as capital items, rather than operating expenses. They thus reduced the Series' net asset value, rather than increased its operating expenses.

Portfolio Transactions and Brokerage

  Portfolio transactions for the Series will be placed with those securities brokers and dealers that Wellington believes will provide the best value in transaction and research services for the Series, either in a particular transaction or over a period of time. Wellington does not currently have any registered broker dealer affiliates.

  In valuing brokerage services, Wellington makes a judgment as to which brokers are capable of providing the most favorable net price (not necessarily the lowest commission) and the best execution in a particular transaction. Best execution connotes not only general competence and reliability of a broker, but specific expertise and effort of a broker in overcoming the anticipated difficulties in fulfilling the requirements of particular transactions, because the problems of execution and the required skills and effort vary greatly among transactions.

  Although some transactions involve only brokerage services, many involve research services as well. In valuing research services, Wellington makes a judgment of the usefulness of research and other information provided by a broker to Wellington in managing the Series' investment portfolio. In some cases, the information (e.g., data or recommendations concerning particular securities) relates to the specific transaction placed with the broker, but typically the research consists of a wide variety of information concerning companies, industries, investment strategy and economic, financial and political conditions and prospects, which information may be useful to Wellington in advising the Series.

  Wellington will be the principal source of information and advice to the Series and will be responsible for making and initiating the execution of the investment decisions for the Series. The Trustees recognize, however, that it is important for Wellington, in performing its responsibilities to the Series, to continue to receive and evaluate the broad spectrum of economic and financial information that many securities brokers have customarily furnished in connection with brokerage transactions, and that in compensating brokers for their services, it is in the interest of the Series to take into account the value of the information received for use in advising the Series. Consequently, the commission paid to brokers providing research services may be greater than the amount of commission another broker would charge for the same transaction. The extent, if any, to which the obtaining of such information may reduce the expenses of Wellington in providing management services to the Series will not be determinable. In addition, it is understood by the Trustees that other clients of Wellington might also benefit from the information obtained for the Series, in the same manner that the Series might also benefit from information obtained by Wellington in performing services for other Wellington clients.

Wellington Operations

  Wellington is a professional investment counseling firm that provides services to investment companies, employee benefit plans, endowments, foundations and other institutions and individuals. Wellington and its predecessor organizations have provided investment advisory services since 1928. As of December 31, 1999, Wellington had more than $235 billion in total assets under management. Wellington is a Massachusetts limited liability partnership whose managing partners are Laurie A. Gabriel, Duncan M. McFarland and John R. Ryan. Wellington is located at 75 State Street, Boston, Massachusetts 02109.

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

  Wellington acts as investment adviser or subadviser to the following other mutual funds, which have similar investment objectives to that of the Series.

                               Annual Management (or     Approximate Net Assets
                               Subadvisory) Fee Rate      as of March 31, 2000
Fund                          (as a % of net assets)          ($ millions)
----                        ---------------------------  ----------------------
Vanguard Wellesley Income
  Fund                      First $ 1,000,000,000 0.100%       $ 6,244.0
                            Next  $ 2,000,000,000 0.050%
                            Next  $ 7,000,000,000 0.040%
                            Over  $10,000,000,000 0.030%

Vanguard Wellington Fund    First $ 1,000,000,000 0.100%       $22,891.6
                            Next  $ 2,000,000,000 0.050%
                            Next  $ 7,000,000,000 0.040%
                            Over  $10,000,000,000 0.030%

VVIF--Balanced Fund         First $   500,000,000 0.100%       $   525.1
                            Next  $   500,000,000 0.050%
                            Over  $ 1,000,000,000 0.040%

The Hartford Advisers (MF)  First $    50,000,000 0.325%       $ 1,774.4
                            Next  $   100,000,000 0.250%
                            Next  $   350,000,000 0.200%
                            Next  $   500,000,000 0.150%
                            Over  $ 1,000,000,000 0.125%

Hartford Advisers HLS (VA)  First $    50,000,000 0.325%       $14,319.8
                            Next  $   100,000,000 0.250%
                            Next  $   350,000,000 0.200%
                            Over  $   500,000,000 0.150%

AS Multi-Asset              First $    50,000,000 0.250%       $   127.9
                            Next  $   100,000,000 0.175%
                            Over  $   150,000,000 0.150%

AS Strategic Multi-Asset    First $    50,000,000 0.300%       $    78.4
                            Next  $   100,000,000 0.200%
                            Next  $   350,000,000 0.175%
                            Over  $   500,000,000 0.150%

IV. OTHER INFORMATION

Information About NEIM

  NEIM is a wholly-owned subsidiary of New England Life Holdings, Inc., which is a wholly-owned subsidiary of New England Life Insurance Company ("New England Financial"), which in turn is a wholly-owned subsidiary of MetLife New England Holdings, Inc. ("MetLife Holdings"). MetLife Holdings is wholly owned by MetLife, which in turn is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. The Chairman of the Board and President of NEIM is Anne M. Goggin. Ms. Goggin and John F. Guthrie, Jr. are NEIM's directors. Ms. Goggin is the Chairman of the Board and President of the Trust, and her principal occupation is Senior Vice President and General Counsel of New England Financial. Mr. Guthrie is a Senior Vice President of the Trust, and his principal occupation is Vice President of New England Financial. The address of NEIM, New England Life Holdings, Inc., New England Financial, Ms. Goggin and Mr. Guthrie and is 501 Boylston Street, Boston, Massachusetts 02116. The address of MetLife, MetLife Holdings and MetLife, Inc. is One Madison Avenue, New York, New York 10010.

Ownership of Shares

  Shares of the Series are available for purchase only by separate accounts established by New England Financial, MetLife and their affiliates. The Trust serves as the investment vehicle for variable insurance, variable annuity and group annuity products of New England Financial, MetLife or their affiliates. Shares of the Series are not offered for direct purchase by the investing public. The number of shares of beneficial interest of the Series issued and outstanding as of June 30, 2000, was 12,247,115.538.

Record Ownership

  As of June 30, 2000, all of the shares of the Series were owned by one of:
(1) New England Variable Life Separate Account ("NEVL Account"), a separate account of New England Financial; (2) The New England Variable Account ("TNE Account"), a separate account of MetLife; (3) New England Variable Annuity Separate Account ("NEVA Account"), a separate account of New England Financial; (4) certain separate accounts of MetLife established for the pooling of contributions under certain tax-qualified group annuity contracts ("MetLife Accounts"); and (5) certain separate accounts of New England Financial established for the pooling of contributions under certain tax-qualified group annuity contracts ("NEF Accounts"). The table below sets out the number of shares and percentage of the Series' shares represented by such number for each separate account. The percentage of shares outstanding may not total 100% due to rounding.

      NEVL Account                TNE Account              NEVA Account
-------------------------- ------------------------- -------------------------
  Number of         %        Number of        %        Number of        %
   Shares      Outstanding    Shares     Outstanding    Shares     Outstanding
-------------  ----------- ------------- ----------- ------------- -----------
1,066,765.836       9%     2,569,450.001     21%     7,327,170.156     60%

     MetLife Account              NEF Account
-------------------------- -------------------------
  Number of         %        Number of        %
   Shares      Outstanding    Shares     Outstanding
-------------  ----------- ------------- -----------
  848,826.842       7%       435,009.154      4%

  New England Financial and MetLife have informed the Trust that, as of June 30, 2000, other than as set forth above, no person or company beneficially owned 5% or more of the shares of the Series. As of June 30, 2000, the officers and Trustees as a group owned less than 1% of the outstanding shares of the Series.

Principal Underwriter

  New England Securities Company, the principal underwriter of the Trust, is located at 399 Boylston Street, Boston, MA 02116.